ARCOSA, INC.

CHANGE IN CONTROL SEVERANCE PLAN

The Arcosa, Inc. Change in Control Severance Plan, as it may be amended from time to time (the “Plan”) was adopted by the Board of Directors of Arcosa, Inc., a Delaware corporation (the “Company”), to be effective as of December 6, 2018 (the “Effective Date”).

ARTICLE 1.
ESTABLISHMENT AND PURPOSE

1.1    The Company’s Board of Directors (the “Board”) has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction under circumstances arising from the possibility of a Change in Control of the Company (as defined below). Should a Change in Control occur, in addition to their regular duties, Employees (as defined below) may be called upon to assist in the assessment of any third-party or internal proposals, advise the Board as to whether such proposals would be in the best interests of the Company and its stockholders, participate in successfully completing such transactions and take such other actions as the Board might determine appropriate.

1.2    This Plan has been established for the purpose of assuring that the Company will have the continued dedication of the Employees who are Participants (as defined below) under this Plan, and the availability of their advice and counsel as to the best interests of the Company and its stockholders, notwithstanding the possibility, threat, or occurrence of a Change in Control, and to induce such Participants to remain in the employ of the Company through the provision of certain protections in the event of a qualifying Change in Control. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing severance benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan document shall serve as both the plan document and summary plan description for the Plan.

1.3    The Plan is intended to replace and supersede the “Change in Control Agreements” previously entered into by certain Participants with the Company (or its predecessor, Trinity Industries, Inc., a Delaware corporation) (each such agreement, a “CIC Agreement”). By accepting participation in the Plan, each Participant who previously entered into a CIC Agreement understands, acknowledges, and agrees that such CIC Agreement is terminated upon such Participant’s participation in the Plan, and that such Participant’s benefits upon a Qualifying Termination (as defined below) shall be determined solely under the Plan.

ARTICLE 2.
DEFINITIONS

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1.1    “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

1.2    “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

1.3    “Board” means the Board of Directors of the Company.

1.4    “Cause” means:

(a)    the continued failure of the Participant to satisfactorily perform the Participant’s duties with the Company or a failure of the Participant to comply with the Company’s code of conduct or written policies or procedures, or willful failure of the Participant to follow directions of the Board or the Participant’s supervisor or manager, or any other willful act that likely will result in a materially negative effect to the Company, which, if curable, is not cured within thirty (30) days after notice thereof to the Participant by the Company);

(b)     fraud, theft, misappropriation embezzlement, dishonesty or breach of fiduciary duty by the Participant;

(c)    misappropriation of any corporate opportunity or otherwise obtaining personal profit from any transaction which is adverse to the interests of the Company or to the benefits of which the Company is entitled;

(d)     the conviction of a crime that has caused or may be reasonably expected to cause material injury to the Company or any of its Affiliates, or the conviction of a felony; or

(e)    the willful misconduct by the Participant which is injurious to the Company (monetarily or otherwise), which if curable, is not cured by the Participant within thirty (30) days after receipt by the Participant of a written notice from the Company.

For purposes of this Section 2.4, no act or failure to act on the part of the Participant shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith or without reasonable belief that the action or omission of the Participant was in the best interest of the Company.

1.5    “CEO” means the Chief Executive Officer of the Company.

1.6    “CFO” means the Chief Financial Officer of the Company.

1.7    “Change in Control” of the Company shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then-outstanding securities, unless the transaction resulting in a Person becoming the Beneficial Owner of thirty percent (30%) or more of the combined voting power of the Company’s then-outstanding securities is approved in advance by the Board, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (1) of paragraph (c) below; or

(b)the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment, election or nomination for election by the Board or by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(d)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or a sale or disposition (whether by reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, or other similar corporate transaction or event) by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of twenty-four (24) consecutive months) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. The sale or disposition of a Subsidiary or a division of the Company, or certain assets of the Company (or of a Subsidiary of the Company), shall not be a Change in Control unless any such transaction or series of related transactions results in a sale or disposition by the Company of all or substantially all of the Company’s assets as provided in this subparagraph (d).

Notwithstanding the foregoing provisions of this Section 2.7, to the extent required to comply with Section 409A of the Code, an event shall not constitute a Change in Control for purposes of this

Agreement unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code and the regulations issues thereunder (the “409A Regulations”). For purposes of the Plan, a Change in Control shall be effective and deemed to have occurred on the closing date of the first occurrence of the transactions described in Sections 2.7(a) – (d).

1.8    “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan.

1.9    “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any Section of the Code shall include any successor provision thereto.

1.10    “Company” means Arcosa, Inc., a Delaware corporation, its successors and assigns and Subsidiaries of the Company.

1.11    “Committee” means the Human Resources Committee established and appointed by the Board.

1.12    “Confidential Information” means all trade secrets, inventions and confidential and proprietary information of the Company including, but not limited to, the following: all documents or information, in whatever form or medium, concerning or relating to any of the Company’s discoveries; designs; plans; strategies; models; processes; techniques; technical improvements; development tools or techniques; modifications; formulas; patterns; devices; data; product information; manufacturing and engineering processes, data and strategies; operations; products; services; business practices; policies; training manuals; principals; vendors and vendor lists; suppliers and supplier lists; customers and potential customers; contractual relationships; research; development; know-how; technical data; software; product construction and product specifications; project information and data; developmental or experimental work; plans for research or future products; improvements; interpretations, and analyses; database schemas or tables; infrastructure; marketing methods; finances and financial information and data; business plans; marketing and sales plans and strategies; budgets; pricing and pricing strategies; costs; customer and client lists and profiles; customer and client nonpublic personal information; business records; audits; management methods and information; reports, recommendations and conclusions; and other business information disclosed or made available to the Participant by the Company, either directly or indirectly, in writing, orally, or by drawings or observation. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the Effective Date or (b) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

1.13    “Date of Termination” shall mean (a) if the Participant’s employment is terminated by the Company for Disability, thirty (30) days after Notice of Termination is given to the Participant (provided that the Participant shall not have returned to the performance of the Participant’s duties on a full-time basis during such thirty (30) day period), (b) if the Participant’s employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given (or the date set forth in the Notice of Termination), or (c) if the Participant terminates his or her employment for any reason, the date on which a Notice of Termination is given.

1.14    “Disability” means that a Participant has been determined to be disabled under the Company’s long-term disability plan (or any successor plans thereto); provided such disability definition complies with Section 409A of the Code and the 409A Regulations. If, at any time during the term of this Plan, the Company does not maintain a long-term disability plan or maintains a disability plan which has a definition that does not comply with the requirements of Section 409A of the Code and the 409A Regulations or the Participant is not eligible for the Company’s long-term disability plan, “Disability” shall mean that the individual has been determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

1.15    “Employee” means any person paid through the payroll department of the Company (as opposed to the accounts payable department of the Company) and who receives from the Company an annual IRS Form W‑2; provided, however, that the term “Employee” shall not include any person who has entered into an independent contractor agreement, consulting agreement, franchise agreement or any similar agreement with the Company, nor the employees of any such person, regardless of whether that person (including his or her employees) is later found to be an Employee by any court of law or regulatory authority.

1.16    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. References to any Section of ERISA shall include any successor provision thereto.

1.17    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.18    “Good Reason” shall mean the occurrence of any of the following, unless the Participant has given his or her express prior written consent:

(a)a material diminution in the Participant’s job title, responsibilities or duties;

(b)after the occurrence of a Change in Control, a material adverse change in the nature or scope of the authorities, powers, functions, responsibilities, or duties attached to the position(s) with the Company that the Participant held immediately before the Change in Control;

(c)a reduction by the Company in the Participant’s base salary (as it may be increased), unless the reduction is a proportionate reduction of the compensation of the Participant and all other senior officers of the Company as a part of a company-wide effort to enhance the Company’s financial condition;

(d)any action by the Company which would materially reduce the Participant’s benefits, in the aggregate, under the Benefit Plans, Incentive Plans, and Securities Plans; “Benefit Plans” include health and welfare benefit plans in which the Participant is participating at the time of a Change in Control of the Company (including, without limitation, the Company’s pension plans, group life insurance plan, and medical, dental, accident and disability plans); “Incentive Plans” include cash or bonus incentive compensation plans in which the Participant is participating at the time of a Change in

Control of the Company; and “Securities Plans” include any plan or arrangement to receive securities of the Company in which the Participant is participating at the time of a Change in Control of the Company (including, without limitation, the Company’s stock option plan, and any other plan or arrangement to receive and exercise stock options, stock appreciation rights, career shares, bridge shares, restricted stock, restricted stock units or grants thereof);

(e)change of the location where the Participant performs the majority of the Participant’s job duties immediately prior to the Change in Control (“Base Location”) to a location that is more than fifty (50) miles from the Base Location; or

(f)any material breach by the Company of any provision of this Plan.

The Participant shall provide notice to the Company of the event alleged to constitute Good Reason within sixty (60) days after the initial occurrence of such event, and the Company shall have the opportunity to remedy the alleged Good Reason event within thirty (30) days from receipt of notice of such allegation. If not remedied within that thirty (30) day period, the Participant may submit a Notice of Termination, provided that the Notice of Termination must be given no later than ninety (90) days after the expiration of such thirty (30) day period; otherwise, the Participant will be deemed to have accepted such event or the Company’s remedy of such event that may have given rise to the existence of Good Reason; provided, however, such acceptance shall be limited to the occurrence of such event and shall not waive the Participant’s right to claim Good Reason with respect to future similar events.

1.19    “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Plan relied upon, if any, and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment.

1.20    “Participant” means an Employee chosen by the Committee to participate in this Plan as provided for in Article 3 herein.

1.21    “Participation Agreement” means a written agreement between a Participant and the Company which sets out the terms of the Participant’s participation in the Plan, including any specific terms and conditions applicable to such Participant. Each Participant Agreement shall provide that, subject to Article 9, a Participant’s participation in the Plan shall expire upon (a) such Participant’s Separation from Service with the Company for any reason other than a Qualifying Termination, or (b) upon the date mutually agreed upon by the Participant and the Company.

1.22    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) the Company or any of its subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

1.23    “Plan” means the Arcosa, Inc. Change in Control Severance Plan, as set forth herein and as hereafter amended from time to time.

1.24    “Plan Administrator” means the Committee.

1.25    “Qualifying Termination” shall mean a Change in Control has occurred and in connection with or within the two (2) year period following the effective date of such Change in Control: (a) the Participant incurs a Separation from Service by the Company without Cause, or (b) the Participant incurs a Separation from Service by the Participant for Good Reason.

1.26	“Release” shall have the meaning set forth in Section 5.7.

1.27    “Segment Leader” means a President of a business segment of the Company, as identified by the Company in its sole discretion.

1.28    “Separation from Service” means a termination of services provided by a Participant to the Company whether voluntarily or involuntarily, other than for death or Disability, as determined in accordance with Treas. Reg. §1.409A-1(h).

1.29    “Severance Multiple” means, with respect to any Employee who is selected to be a Participant in the Plan in accordance with Article 3, the number based on the Participant’s position with the Company as follows: (a) three (3), for a Participant who is the CEO, (b) two (2), for a Participant who is the CFO, (c) two (2), for any Participant who is a Segment Leader, and (d) one point five (1.5) for all other Participants, other than as described in the immediately preceding clause (a), (b), or (c).

1.30    “Specified Employee” means any Participant who meets the definition of “specified employee,” as defined in Section 409A of the Code and using the identification methodology selected by the Committee from time to time in accordance with Treas. Reg. §1.409A-1(i).

1.31    “Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing eighty percent (80%) of the total combined voting power of all classes of stock in one of the other corporations in the chain, (b) any limited partnership, if the Company or any corporation described in item (a) above owns eighty percent (80%) of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (c) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (a) above or any limited partnership listed in item (b) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

ARTICLE 3.
ELIGIBILITY AND PARTICIPATION

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2.1    Only Employees who are part of a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA shall be eligible to participate in the Plan. Independent contractors and employees of third parties who are performing work on behalf of the Company, whether part time, full time, or temporary, shall not be eligible to participate in this Plan.

2.2    The CEO, the CFO, and each Segment Leader shall automatically be eligible to participate in the Plan, subject to the execution and return of a Participation Agreement. The Committee, in its discretion, shall designate all other Employees who are eligible to participate in the Plan; provided that, on or after a Change in Control, the Committee may not exclude any Employee who was a Participant in the Plan immediately prior to the Change in Control from participation in this Plan. Each Participant shall be notified of his or her participation in this Plan in writing, shall be provided with a copy of the Plan document, and enter into a Participation Agreement with the Company, as soon as is practicable following the Committee’s selection of such Employee as a Participant in the Plan. If the Employee fails to return a signed copy of the Participation Agreement within the time period required by the Committee (which shall be no less than five (5) business days, but no greater than two (2) weeks), such Employee’s participation in the Plan may be revoked, and such Employee may no longer be eligible for the Plan.

2.3    No Employee shall at any time have a right to participate in the Plan, despite having previously participated in the Plan, except as otherwise provided by Section 3.2 on or after a Change in Control.

ARTICLE 4.
BENEFITS UPON THE OCCURRENCE OF A CHANGE IN CONTROL

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1.1    Acceleration of Vesting Upon a Change in Control for Equity Compensation Granted Prior to the Effective Date. With respect to awards of equity-type compensation granted prior to the Effective Date, in addition to any provisions concerning acceleration of vesting in any applicable plan or agreement relating to such equity-type compensation that may be outstanding between the Participant and the Company or any Subsidiary of the Company, and notwithstanding any provision to the contrary in any such plan or agreement, upon the effective date of a Change in Control, all units, stock options, incentive stock options, performance shares, performance awards, career shares, bridge shares, restricted shares, and stock appreciation rights then held by or for the benefit of the Participant shall immediately become one hundred percent (100%) vested and exercisable.

1.2    Extension of Exercise Rights Upon a Change in Control for Equity Compensation Granted Prior to the Effective Date. With respect to awards of equity-type compensation granted prior to the Effective Date, in addition to any provisions concerning extension of exercise rights in any applicable plan or agreement relating to such equity-type rights or compensation that may be outstanding between the Participant and the Company or any Subsidiary of the Company, and notwithstanding any provision to the contrary in any such plan or agreement, upon the effective date of a Change in Control, each Participant’s right to exercise any previously unexercised options or other equity-type rights shall not terminate until the latest date on which the option or other right granted under such agreement would expire under the terms of such agreement but for the Participant’s Separation from Service; with respect to any incentive stock option held by a Participant, if not exercised within three (3) months after such Participant’s Date of Termination, such options shall immediately convert to non-qualified stock options.

1.3    Conversion of Performance-Based Restricted Stock Unit Awards Granted on or after the Effective Date Upon a Change in Control. With respect to “performance-based restricted stock unit” awards (“PBRSUs”) granted on or after the Effective Date, upon the occurrence of a Change in Control, such PBRSUs that are unvested and outstanding as of the Change in Control shall convert into “time-based restricted stock units,” with the number of units subject to the award determined as if target performance had been achieved and with vesting to occur at the time or times set forth in the underlying award agreement.

ARTICLE 5.
BENEFITS UPON A QUALIFYING TERMINATION

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1.1    Compensation and Benefits Upon a Qualifying Termination. Subject to Section 5.2 below, a Participant shall be entitled to the compensation provided in Section 5.4 and the benefits in Sections 5.5 and 5.6 hereof upon the occurrence of a Qualifying Termination, provided that the Participant executes and returns the Release (as set forth in Section 5.7) and continues to comply with Article 6 hereof. The provisions of this Article 5 will not apply if the Participant’s Separation from Service is the result of the Participant’s death, the Participant’s Disability, the Participant’s termination by the Company for Cause or the Participant’s resignation for any reason other than for Good Reason, or if such Separation from Service occurs more than two (2) years following the effective date of a Change in Control.

1.2    Separation from Service Prior to a Change in Control. Notwithstanding the foregoing provisions of Section 5.1, if a Participant incurs a Separation from Service by the Company other than for Cause or Disability prior to a Change in Control, and it is reasonably demonstrated that such Separation from Service (x) was at the request of a third-party who has taken steps reasonably calculated to effect a Change in Control, or (y) otherwise arose in connection with a Change in Control, then for all purposes of this Plan, such Separation from Service shall be deemed to have occurred immediately following a Change in Control. In addition, if a Participant incurs a Separation from Service by the Company other than for Cause or Disability within the ninety (90) days prior to a Change in Control, such Separation from Service shall conclusively be deemed to have occurred following a Change in Control. However, the provisions of this Article 5 will not apply if such Participant voluntarily incurred a Separation from Service, whether or not for Good Reason, prior to a Change in Control (i.e, a Participant may terminate for Good Reason only after the effective date of a Change in Control of the Company).

1.3    Notice of Termination. A Participant’s Separation from Service by the Company for Cause or Disability, or by a Participant for Good Reason, shall be communicated by a Notice of Termination to such Participant or the Company, as applicable. For purposes of this Plan, no such purported termination by the Company or such Participant shall be effective without such Notice of Termination.

1.4    Severance Compensation upon a Qualifying Termination. A Participant shall be entitled to receive the following severance benefits from the Company upon a Qualifying Termination of such Participant, subject to the conditions set forth herein:

(a)Except as otherwise provided by Section 12.8 below, the Company shall pay to such Participant, in a lump sum payment in cash, on or before the eighth (8th) day following the date the Participant returns the Release, an amount equal to:

(i)    (A) such Participant’s Severance Multiple, multiplied by (B) the sum of (1) such Participant’s base salary as in effect immediately prior to the Change in Control or, if higher, in effect immediately prior to the Date of Termination, and (2) the target annual incentive bonus (under all Company bonus plans for which such Participant is eligible) in effect for the fiscal year in which the Change in Control occurs or, if higher, in effect for the fiscal year in which the Date of Termination occurs; plus

(ii)    the Participant’s annual incentive bonus in effect for the fiscal year in which the Qualifying Termination occurs, calculated at target performance, and pro-rated based on the number of days employed in the performance period (under all Company bonus plans for which such Participant is eligible).

Notwithstanding the foregoing, in the event the time period for the execution and return of the Release (including any revocation period) begins in one taxable year and ends in a second taxable year, the payments provided by this Section 5.4(a) shall not be made until the later of (x) the first business day in the second (2nd) taxable year or (y) the eighth (8th) day following the date the Participant returns the Release.

(b)Except as otherwise provided by Section 12.8 below, for a period of twenty-four (24) months subsequent to such Participant’s Date of Termination, the Company shall at its expense continue on behalf of the Participant and his or her dependents and beneficiaries, all medical, dental, vision, health, and life insurance benefits, which were being provided to the Participant at the time of the Participant’s Date of Termination, as such benefits may be amended from time to time. The benefits provided in this Section 5.4(b) shall be no less favorable to the Participant, in terms of amounts and deductibles and costs to the Participant, than the coverage in effect immediately prior to the Change in Control (or, if more favorable to the Participant, immediately prior to the Notice of Termination). The Company’s obligation hereunder to provide a benefit shall terminate if the Participant obtains comparable coverage under a subsequent employer’s benefit plan. For purposes of the preceding sentence, benefits will not be comparable during any waiting period for eligibility, for such benefits or during any period during which there is a preexisting condition limitation on such benefits. In the event that the Participant’s participation in any such coverage is barred under the general terms and provisions of the plans and programs under which such coverage is provided, or any such coverage is discontinued or the benefits thereunder are materially reduced, the Company shall provide or arrange to provide the Participant with benefits substantially similar to those which the Participant was entitled to receive under such coverage immediately prior to the Notice of Termination. At the end of the period of coverage set forth above, the Participant shall have the option to have assigned to the Participant at no cost to the Participant and with no apportionment of prepaid premiums, any assignable insurance owned by the Company and relating specifically to the Participant, and the Participant shall be entitled to all health and similar benefits that are or would have been made available to the Participant under law (including continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985). To the extent any benefits provided under this Section 5.4(b) are otherwise taxable to the Participant, such benefits shall be provided as separate monthly in-kind payments of those benefits, and, to the extent those benefits are subject to and not otherwise exempt from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(c)Except as otherwise provided by Section 12.8 below, the Participant shall receive, at the Company’s expense, executive level outplacement services at a customary and reasonable cost (up to a maximum of $15,000) during the two (2) year period following the Date of Termination, using a reputable provider selected by the Participant with the Company’s consent, which shall not be unreasonably withheld.

(d)The payments under this Section 5.4 shall be subject to withholding of federal, state and local income, FICA and similar taxes, if required by law.

1.5    Acceleration of Vesting and Extension of Exercise Rights Upon a Qualifying Termination for Equity Compensation Granted on or After the Effective Date.

(a)Subject to Section 5.5(b) below, with respect to awards of equity-type compensation granted on or after the Effective Date, subject to any provisions concerning acceleration of vesting in any applicable plan or agreement relating to such equity-type compensation that may be outstanding between the Participant and the Company or any Subsidiary of the Company, upon the occurrence of a Qualifying Termination, all units, stock options, incentive stock options, performance shares, performance awards, career shares, bridge shares, restricted shares, and stock appreciation rights then held by or for the benefit the Participant shall immediately become one hundred percent (100%) vested and exercisable.

(b)With respect to awards of equity-type compensation granted on or after the Effective Date, subject to any provisions concerning extension of exercise rights in any applicable plan or agreement relating to such equity-type rights or compensation that may be outstanding between the Participant and the Company or any Subsidiary of the Company, upon the occurrence of a Qualifying Termination, the Participant’s right to exercise any previously unexercised options or other equity-type rights shall not terminate until the latest date on which the option or other right granted under such agreement would expire under the terms of such agreement but for the Participant’s Separation from Service; with respect to any incentive stock option held by the Participant, if not exercised within three (3) months after such Participant’s Date of Termination, such options shall immediately convert to non-qualified stock options.

1.6    Acceleration of Vesting of Retirement and Deferred Compensation Benefits Upon a Qualifying Termination. In addition to any provisions concerning acceleration of vesting in any applicable plan or agreement relating to retirement or deferred compensation-type benefits that may be outstanding between the Participant and the Company (including, without limitation, the

Company’s Profit Sharing Plan and Supplemental Profit Sharing Plan), and notwithstanding any provision to the contrary in any such plan or agreement, upon a Qualifying Termination, all accounts, interests, rights, and benefits of the Participant in any such plan or agreement shall immediately become one hundred percent (100%) vested; however, such acceleration shall not apply to the Company’s Pension Plan for Salaried Employees. Notwithstanding the foregoing, in no event shall any acceleration of vesting pursuant to this Section 5.6, to the extent required to comply with Section 409A the Code (to prevent an impermissible payment or acceleration of nonqualified deferred compensation), change the time or form of payment of a benefit under any plan or program that is subject to Section 409A of the Code.

1.7    Release. Notwithstanding anything to the contrary contained herein, a Participant shall not be eligible to receive any payment or benefit provided for in Section 5.4, Section 5.5, or Section 5.6, unless the Participant shall have executed a general release of all claims against the Company and its Affiliates on or before the date that is thirty (30) days following the Date of Termination (or such longer period required by applicable law), in form and substance reasonably acceptable to the Company (the “Release”), effective as of the Participant’s Date of Termination or a date subsequent thereto and shall not have revoked the Release. If the Participant has not properly executed the Release and returned it to the Company within the time period provided in the immediately preceding sentence or the Participant revokes the Release prior to the date the Release becomes fully effective and irrevocable, such Participant shall not be entitled at any time to any payment or benefit provided for in Section 5.4, Section 5.5, or Section 5.6.

1.8    No Obligation to Mitigate Damages; No Effect on Other Contracts. No Participant shall be required to mitigate damages, or the amount of any payment provided for under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by the Participant as the result of employment by another employer after the Date of Termination, or otherwise. The provisions of this Plan, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Participant’s existing rights, or rights which would accrue solely as a result of the passage of time, under any other agreement, contract, plan or arrangement with the Company.

ARTICLE 6.
RESTRICTIVE COVENANTS

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(a)During the Participant’s employment with the Company, the Company shall grant the Participant otherwise prohibited access to the Company’s Confidential Information. Throughout the Participant’s employment with the Company and thereafter: (x) the Participant shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all policies of the Company protecting the Confidential Information; and (y) the Participant shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Participant’s duties.

(b)If the Participant shares Confidential Information with outside persons, other than as required to comply with applicable laws and as necessary to manage the Participant’s personal finances or in accordance with the exceptions contained in this Section 6.1(b), the Participant’s rights under this Plan may be forfeited upon a determination by the Committee that the Participant has violated this Section 6.1(b). Nothing in this Plan prohibits the Participant from reporting possible violations of U.S. federal or state law or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, making other disclosures that are protected under the whistleblower provisions of U.S. federal or state law or regulation, or participating in an investigation or proceeding conducted by any governmental or law enforcement agency or entity. The Participant does not need the prior authorization of the Company to make any such reports or disclosures, and the Participant is not required to notify the Company that the Participant has made such reports or disclosures.

(c)This Plan also does not prohibit the disclosure of a trade secret (as that term is defined under applicable law) that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, where such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Participant files a lawsuit for reporting a suspected violation of the law, the Participant may disclose the trade secret to Participant’s attorney and use the trade secret in the court proceeding if the Participant files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

1.1    Non-Competition. In consideration for (a) a Participant’s participation in this Plan; (b) the Company’s promise to provide Confidential Information to the Participant, (c) the substantial economic investment made by the Company in the Confidential Information and the goodwill of the Company, (d) the Company’s employment of the Participant and (e) the compensation and other benefits provided by the Company to the Participant, to protect the Company’s Confidential Information and the business goodwill of the Company, the Participant agrees to the following restrictive covenants and the covenants set forth in Sections 6.3, 6.4, and 6.5. For a twelve (12) month period (the “Restricted Period”) subsequent to the Participant’s Date of Termination, the Participant agrees he or she will not, directly or indirectly, absent the express, written consent of the CFO or the Chief Legal Officer of the Company, or either of their respective designees, become or serve as, directly or indirectly, a director, officer, employee, owner, partner, advisor, agent, or consultant with, or engage in, any business that manufactures, provides or sells infrastructure products, which includes but is not limited to, construction materials and equipment, transportation products, energy equipment, and any other products and services provided by the Company or its affiliates during the Participant’s employment (“Competing Business”), in any state, and other similar geographic territory, in which the Company or any of its affiliates operate as of the Date of Termination and for which Participant performed services, had responsibility or received Confidential Information (“Restricted Territory”). Further, for a twelve (12) month period after the Participant’s Date of Termination, the Participant agrees not to serve as a consulting or testifying expert for any third party in any legal proceedings (including arbitration or mediation) or threatened legal proceedings involving the Company, unless called to do so by the Company or an Affiliate.

The Participant agrees to notify the CFO in writing, with a copy of such notice to the Chief Legal Officer of the Company, in the event the Participant accepts employment of any nature with any person, business, or entity during the Restricted Period.

1.2    Non-Solicitation. During the Restricted Period, other than in connection with the Participant’s duties for the Company, the Participant shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons, solicit business from, interfere with, or induce to curtail or cancel any business or contracts with the Company, or attempt to solicit business with, interfere with, or induce to curtail or cancel any business or contracts with the Company, or do business with any actual or prospective customer or client of the Company with whom the Company did business or who the Company solicited within the preceding two (2) years, and who or which: (a) the Participant contacted, called on, serviced or did business with during the Participant’s employment with the Company; (b) the Participant learned of as a result of the Participant’s employment with the Company; or (c) about whom the Participant received Confidential Information. This restriction applies only to business which is in the scope of services or products provided by the Company.

1.3    Non-Recruitment. During the Restricted Period, other than in connection with the Participant’s duties for the Company, the Participant shall not, and shall not use any Confidential Information to, on behalf of the Participant or on behalf of any other person or entity, directly or indirectly, hire, solicit, induce, recruit, engage, go into business with, or attempt to hire, solicit, induce, recruit, engage, go into business with, or encourage to leave or otherwise cease his/her employment with the Company, any individual who is an Employee or independent contractor of the Company or who was an Employee or independent contractor of the Company within the twelve (12) month period prior to the Participant’s Date of Termination.

1.4    Non-Disparagement. The Participant agrees that the Company’s goodwill and reputation are assets of great value to the Company which have been obtained and maintained through great costs, time and effort. Therefore, during the Participant’s employment and after the Participant’s Separation from Service for any reason, the Participant shall not in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its stockholders, managers, officers, directors, Employees, investors or Affiliates. Nothing in this Section 6.5 is intended to interfere with the Participant’s right to engage in the conduct set forth in Section 6.1(b) or (c).

1.5    Remedies. By participating in this Plan, the Participant acknowledges that the geographic scope and duration of the restrictions and covenants contained in Sections 6.1, 6.2, 6.3, 6.4 and 6.5 are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Company’s business; (b) the Participant’s level of control over and contact with the business in the Restricted Territory; and (c) the amount of compensation and Confidential Information that the Participant is receiving in connection with the Participant’s employment with the Company. If the Participant violates any of the restrictions contained in Sections 6.1, 6.2, 6.3, 6.4 or 6.5, the Restricted Period shall be suspended and shall not run in favor of the Participant until such time that the Participant cures the violation to the satisfaction of the Company and the period of time in which the Participant is in breach shall be added to the Restricted Period applicable to such covenant(s). Further, by participating in this Plan, the Participant acknowledges that the restrictions contained in Sections 6.1, 6.2, 6.3, 6.4 and 6.5, in view of the nature of the Company’s businesses, are reasonable and necessary to protect their legitimate business interests, business goodwill and reputation, and that any violation of these restrictions would result in irreparable injury and continuing damage to the Company. Accordingly, by participating in this Plan, the Participant acknowledges and agrees that the Participant, in the event of the Participant’s breach or threatened breach of the provisions in Sections 6.1, 6.2, 6.3, 6.4 and 6.5, the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Participant from the commission of such breach or threatened breach, without the necessity of establishing irreparable harm or the posting of a bond, and to recover from the Participant damages incurred by the Company as a result of the breach, as well as the Company’s attorneys’ fees, costs and expenses related to such breach or threatened breach. In addition, in the event the Participant violates any of the restrictions contained in Sections 6.1, 6.2, 6.3, 6.4 and 6.5, all payments under Section 5.4 and the benefits under Sections 5.5 and 5.6 shall immediately cease, no additional payments will be due to the Participant pursuant to the Plan and any equity awards or benefits that vested in accordance with Section 5.5 or 5.6 shall be forfeited, and, to the extent the Participant has previously received payments pursuant to the Plan, upon written demand by the Company, the Participant must immediately pay the Company the full amount of such prior payments. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. The existence of any claim or cause of action by the Participant against the Company, whether predicated on the Plan or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in Sections 6.1, 6.2, 6.3, 6.4 or 6.5, or preclude injunctive relief.

ARTICLE 7.
EFFECT OF SECTION 280G AND LIMIT ON GOLDEN PARACHUTE PAYMENTS

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Payments. In the event that any severance and other benefits provided to or for the benefit of the Participant or his or her legal representatives and dependents pursuant to this Plan and any other agreement, benefit, plan, or policy of the Company (this Plan and such other agreements, benefits, plans, and policies collectively being referred to herein as the “Change in Control Arrangements”) constitute “parachute payments” within the meaning of Section 280G(b)(2)(A)(i) of the Code (such severance and other benefits being referred to herein as the “Payments”), the Company will provide the Participant with a computation of (a) the maximum amount of Payments due to the Participant under the Change in Control Arrangements that could be made without the imposition of the excise tax under Section 4999 of the Code (said maximum amount being referred to as the “Capped Amount”); (b) the value of all Payments that could be made pursuant to the terms of the Change in Control Arrangements (all said payments, distributions and benefits being referred to as the “Uncapped Payments”); (c) the dollar amount of excise tax (if any) which the Participant would become obligated to pay pursuant to Section 4999 of the Code as a result of receipt of the Uncapped Payments (the “Excise Tax Amount”); and (d) the net value of the Uncapped Payments after reduction by (i) the Excise Tax Amount, (ii) the estimated income taxes payable by the Participant on the difference between the Uncapped Payments and the Capped Amount, assuming that the Participant is paying the highest marginal tax rate for state, local and federal income taxes, and (iii) the estimated hospital insurance taxes payable by the Participant on the difference between the Uncapped Payments and the Capped Amount based on the hospital insurance tax rate under Section 3101(b)(1) of the Code and the additional tax for income in excess of $200,000 under Section 3101(b)(2) of the Code (the “Net Uncapped Amount”). If the Capped Amount is greater than the Net Uncapped Amount, the Participant shall be entitled to receive or commence to receive Payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount, the Participant shall be entitled to receive or commence to receive Payments equal to the Uncapped Payments. If the Participant receives the Uncapped Payments, then the Participant shall be solely responsible for the payment of all income and excise taxes due from the Participant and attributable to such Uncapped Payments, with no right of additional payment from the Company as reimbursement for any taxes. If the Participant receives the Capped Amount, he or she shall be entitled to select which Payments shall be paid and which shall be forfeited.

2.1    Determination by Accountant. Any determination required under this Article 7 shall be made in writing by independent public accountants selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Article 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Article 7. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Article 7.

2.2    Company Obligation. If the computations and valuations required to be provided by the Company to the Participant pursuant to this Article 7 are on audit challenged by the Internal Revenue Service as having been performed in a manner inconsistent with the requirements of Sections 280G and 4999 of the Code and as a result of such audit or determination, (a) the amount of cash and the benefits provided for in Article 7 remaining to Participant after completion of such audit or determination is less than (b) the amount of cash and the benefits which were paid or provided to Participant on the basis of the calculations provided for in Article 7 (the difference between (a) and (b) being referred to as the “Short Fall Amount”), then the Participant shall be entitled to receive an additional payment (an “Indemnification Payment”) in an amount such that, after payment by the Participant of all taxes (including additional excise taxes under said Section 4999 of the Code and any interest, and penalties imposed with respect to any taxes) imposed upon the Indemnification Payment and all reasonable attorneys’ and accountants’ fees incurred by the Participant in connection with such audit or determination, the Participant retains an amount of the Indemnification Payment equal to the Short Fall Amount. The Company shall pay the Indemnification Payment to the Participant in a lump sum cash payment within ten (10) days of the completion of such audit or determination.

ARTICLE 8.
ADMINISTRATION OF THE PLAN

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3.1    Committee; Authority. The Committee shall be responsible for the general administration and interpretation of this Plan and the proper execution of its provisions and shall have full discretion to carry out its duties. In addition to the powers of the Committee specified elsewhere in this Plan, the Committee shall have all discretionary powers necessary to discharge its duties under this Plan. The Committee, in its discretion, shall (a) interpret or construe the Plan, and resolve ambiguities, inconsistencies and omissions, (b) prescribe, amend, and rescind any rules and regulations, as necessary or appropriate for the administration of the Plan, and prescribe the use of such forms as it deems necessary or appropriate for the efficient administration of this Plan, (c) select Employees for participation in the Plan in accordance with Article 3, and (d) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan, including, deciding the eligibility of any person to participate in this Plan and all questions on appeal concerning this Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or a Subsidiary, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan.

3.2    Delegation. The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

ARTICLE 9.
TERM AND AMENDMENT OF THE PLAN

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1.1    Amendment. The Company reserves the right, by action of the Board or the Committee, to amend the Plan in whole or in part at any time and from time to time on a prospective basis. The foregoing sentence to the contrary notwithstanding, for a period of two (2) years and one (1) day after the date of a Change in Control, neither the Board nor the Committee may amend this Plan in a manner that is detrimental to the rights of any Participant without the Participant’s written consent.

ARTICLE 10.
LIABILITY AND INDEMNIFICATION; FINANCIAL PROVISIONS

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No Liability; Indemnification. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Board or the Committee (and no Subsidiary) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, or any Claim arising hereunder and, to the fullest extent permitted under applicable law, each Participant (as consideration for receiving and accepting participation in the Plan) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee and any Subsidiary arising out of this Plan. The termination of any such civil or criminal action or proceeding or the disposition of any such claim or demand, by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such member of the Board or Committee did not act (1) in good faith and (2) for a purpose which he or she reasonably believed to be in accordance with the intent of this Plan. Nothing herein shall be deemed to supersede or conflict with any agreement between a member of the Board and the Company regarding the Company’s obligations to indemnify such member from and against certain liabilities arising from the performance of the member’s duties. Any such agreement shall govern any inconsistencies with this Section 10.1.

2.1    Financial Provisions. All benefits payable under this Plan shall be payable and provided for solely from the general assets of the Company in accordance with this Plan, at the time such benefits are payable, unless otherwise determined by the Company. The Company shall not be required to, but may in its discretion, establish any special or separate fund or make any other segregation of assets to assure the payment of any benefits under this Plan. The expenses of establishment and administration of this Plan shall be paid by the Company. Any expenses paid by the Company pursuant to this Section 10.2 and indemnification under Section 10.1 shall be subject to reimbursement by Subsidiaries of the Company of their proportionate shares of such expenses and indemnification, as determined by the Committee in its sole discretion.

ARTICLE 11.
CLAIMS PROCEDURES

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Benefit Claims. Any Participant or his or her authorized representative (collectively, the “Claimant”) must file a claim for a benefit to which he or she believes that he or she is entitled. All claims must be in writing and delivered to the Plan Administrator by postage-prepaid certified mail. Within ninety (90) days after receipt of a claim, the Plan Administrator shall send the claimant by certified mail, postage prepaid, notice of the granting or denying, in whole or in part, of the claim, unless special circumstances require an extension of time for processing the claim. If such extension is necessary, the Plan Administrator will give the Claimant a written notice to this effect prior to the expiration of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination. The Plan Administrator shall have full discretion to deny or grant a claim in whole or in part. If notice of the denial of a claim is not furnished, the claim shall be deemed denied and the Claimant shall be permitted to exercise his or her right to review as discussed below.

3.1    Denials. If the Plan Administrator denies a claim for benefits in whole or in part, then the Plan Administrator shall provide the Claimant with written notice setting forth: (a) the specific reason or reasons for the denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material is necessary; and (d) a description of this Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on review.

3.2    Appeal. If a Claimant receives written notification of the denial in whole or in part of his or her claim, or if a Claimant is not otherwise eligible for benefits under this Plan, within sixty (60) days of his or her receipt of claim denial or the date a Claimant becomes aware that he or she is not eligible for benefits under this Plan, if a Claimant disagrees with such action, the Claimant must file a written request with the Plan Administrator that it conduct a full and fair review of the denial of the claim for benefits. In connection with any request for a review of the denial of a claim for benefits, a Claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The Plan Administrator shall provide a Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits. A document, record, or other information shall be considered “relevant” to a Claimant’s claim for benefits if that document, record or other information: (a) was relied upon in making the benefit determination; (b) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or (c) demonstrates compliance with the administrative process and safeguards required by ERISA in making the benefit determination. The review of a denial shall take into account all comments, documents, records, and other information submitted by the

Claimant, without regard to whether such information was submitted or considered in the initial benefit determination.

3.3    Review of Appeal. Upon receipt of the request for review, the Plan Administrator shall review the claim and shall deliver to a Claimant a written decision on the claim for benefits within sixty (60) days after the receipt of his or her request for review, except that if there are special circumstances (such as the need to hold a hearing, if necessary) that require an extension of time for processing, the sixty (60) day period shall be extended to one hundred twenty (120) days and a Claimant will be given written notice of the extension prior to the expiration of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial sixty (60) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review. If notice of the denial of a claim on review is not furnished, the claim shall be deemed denied and a Claimant shall be permitted to exercise a Claimant’s right to review as discussed below.

3.4    Subsequent Denial. If the Plan Administrator denies a Claimant’s claim for benefits on review, in whole or in part, then the Plan Administrator shall provide a Claimant with written notice setting forth: (a) the specific reason or reasons for the denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a statement that a Claimant are entitled to receive, upon request and free of charge reasonable access to, and copies of all records and other information relevant to a Claimant’s claim for benefits; and (d) a statement describing any voluntary appeal procedures offered by the Plan Administrator and a Claimant’s right to obtain information about such procedures, and a statement of a Claimant’s right to bring a civil action under Section 502(a) of ERISA.

ARTICLE 12.
MISCELLANEOUS

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4.1    No Limit on the Company’s Authority. Prior to a Change in Control, nothing contained in this Plan shall be deemed to qualify, limit or alter in any manner the Company’s sole and complete authority and discretion to establish, regulate, determine or modify at any time, the terms and conditions of employment, including, but not limited to, levels of employment, hours of work, the extent of hiring and employment termination, when and where work shall be done, or any other matter related to the conduct of its business or the manner in which its business is to be maintained or carried on, in the same manner and to the same extent as if this Plan were not in existence.

4.2    Successor to the Company.

(a)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company by written agreement in form and substance satisfactory to the Participant, expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12.2 or which otherwise becomes bound by all the terms and provisions of this Plan by operation of law.

(b)This Plan (and any Participation Agreement) shall inure to the benefit of and be enforceable by the Participant’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant should die while any amounts are still payable to the Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant’s devisee, legatee, or other designee or, if there be no such devisee, legatee or other designee, to executor or administrator of the Participant’s estate.

4.3    No Right to Continued Service. Nothing in this Plan shall be construed as giving any Participant the right to be retained in the employ of the Company or any right to any payment whatsoever, except to the extent of the benefits provided for by this Plan. Except as otherwise provided for herein, the Company expressly reserves the right prior to a Change in Control to dismiss any Participant at any time and for any reason without liability for the effect which such dismissal might have upon him or her as a Participant of the Plan.

4.4    Subsidiaries. In this Plan, there are numerous references to the Participant’s employment by and duties with the Company, payment of benefits and compensation by the Company, and termination of employment with the Company. The Participant may be employed, currently or at some time in the future, by a Subsidiary of the Company. Any transfer of a Participant’s employment from the Company to a Subsidiary or from one Subsidiary to another Subsidiary will not constitute a termination of employment with the Company for any reason hereunder unless otherwise specifically provided herein. In addition, unless otherwise specifically provided herein, “termination of employment with the Company” shall mean termination of employment with the Company and all of its Subsidiaries, and “termination of employment by Company” shall mean termination of employment by the entity which actually employs the Participant. Other references to employment by the Company, duties with the Company, and salary and benefits shall include employment, duties, salary, and benefits with respect to the entity which actually employs the Participant. However, with respect to the definition of Change in Control of the Company, except as otherwise specifically provided herein, references to the Company shall mean only the Company, and the obligations under Sections 4 and 5 herein shall be obligations of the Company.

4.5    Governing Law. To the extent not preempted by ERISA, this Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws, rule or principle of Texas law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary or any stockholder or existing or former director, officer or Employee of the Company or any Subsidiary. The individuals and entities described above in this Section 12.5 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 12.5.

4.6    Validity. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity of such provision shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included herein.

4.7    Notices. For purposes of this Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

(a)If to the Company:

Arcosa, Inc.
2525 N. Stemmons Freeway
Dallas, Texas 75207
Attention: Chief Legal Officer

(b)If to the Participant, to the address set forth on the books and records of the Company (as updated by the Participant from time to time).

4.8    Section 409A.

(a)This Plan is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code, or shall comply with the requirements of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under this Plan to the extent such payments constitute a “deferral of compensation” within the meaning of Section 409A of the Code. Notwithstanding anything in this Plan or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Code upon or following a termination of the Participant’s employment unless such termination is also a Separation from Service and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean a Separation from Service. Each payment under this Plan to a Participant (including any installment payments) shall be deemed a separate payment.

(b)To the extent (i) any payment or payments to which a Participant becomes entitled under this Plan, or any agreement or plan referenced herein, in connection with the Participant’s Separation from Service with the Company constitute deferred compensation subject to Section 409A of the Code, and (ii) the Participant is deemed at the time of such Separation from Service to be a Specified Employee, then such payment or payments shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of the Participant’s Date of Termination; or (B) the date of the Participant’s death following such Separation from Service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 12.8 shall be paid to the Participant or the Participant’s beneficiary in one lump sum.

(c)The Participant has reviewed with the Participant’s own tax advisors the tax consequences of this Plan and the transactions contemplated hereby. The Participant is relying solely on his or her tax advisors and not on any statements or representations of the Company or any of its agents and understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this Plan or the transactions contemplated hereby, except as otherwise specifically provided in this Agreement.

ARTICLE 13.
ERISA RIGHTS STATEMENT

As a Participant in this Plan, the Participant (for purposes of Article 13, “you” or “your” as applicable) is entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing this Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by this plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Company’s Chief Legal Officer, copies of documents governing the operation of this Plan, including insurance contracts and collective bargaining agreements, and, to the extent applicable, copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of this Plan’s annual financial report, to the extent applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of this Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from this Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, and you disagree with that denial, you must file an appeal of that denial in accordance with the claims procedures described in Article 11 above. After your appeal is denied in accordance with the claims procedures, you may file suit in a state or Federal court. In addition, if you disagree with this Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse this Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your plan, you should contact the Company’s Chief Legal Officer. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Company’s Chief Legal Officer, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

IMPORTANT INFORMATION ABOUT THIS PLAN

Name of the Plan	Arcosa, Inc. Change in Control Severance Plan
Name and Address of the Plan Sponsor	Arcosa, Inc. 2525 N. Stemmons Freeway Dallas, Texas 75207
Plan Sponsor Identification Number	82-5339416
Plan Number	502
Type of Plan	Change in Control Severance Plan
Name, Address, and Telephone Number of the Plan Administrator	Human Resources Committee of the Board of Directors of Arcosa, Inc. c/o Chief Legal Officer 2525 N. Stemmons Freeway Dallas, Texas 75207 (972) 942-6500
Agent for Service of Legal Process	Plan Administrator
12-Month period on which the Plan records are kept	Begins January 1 and ends on December 31 each calendar year; provided that the first period shall be a short period beginning on December 6, 2018 and ending on December 31, 2018.
Plan’s Effective Date	December 6, 2018

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of December 6, 2018.

ARCOSA, INC.

By:    /s/ Kathryn A. Collins
Name:    Kathryn A. Collins
Title:    Chief Human Resources Officer

Signature Page to the
Arcosa, Inc. Change in Control Severance Plan